(Signature Page, to follow Item 88 at Screen Number 44)

This report is signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 27th day of January, 2014.

COLLEGE AND UNIVERSITY FACILITY LOAN TRUST TWO

By:	U.S. Bank National Association, not in its individual capacity, but solely as Owner Trustee under a Declaration of Trust dated March 11, 1988 and amended and restated on May 12, 1988, and December 4, 1989.

By	Laura S. Cawley
Vice President